     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 1, 2006.

                                                      FILE NO. 333-

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                                UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, DC 20549

                                 ------------

                                   FORM S-3

                            REGISTRATION STATEMENT
                      UNDER THE SECURITIES ACT OF 1933

                                 ------------

                        HARTFORD LIFE INSURANCE COMPANY

            (Exact name of registrant as specified in its charter)

                                  CONNECTICUT

        (State or other jurisdiction of incorporation or organization)

                                  06-094148

                    (I.R.S. Employer Identification Number)

                                P.O. BOX 2999

                       HARTFORD, CONNECTICUT 06104-2999

                    (Address of Principal Executive Office)

                            CHRISTOPHER M. GRINNELL
                       HARTFORD LIFE INSURANCE COMPANY
                               P.O. BOX 2999
                      HARTFORD, CONNECTICUT 06104-2999
                               (860) 843-5445

              (Name, address, including zip code, and telephone
             number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: As soon as practicable after the date of this registration statement.

If any of the securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: / /

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box: /X/

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. / /

                        CALCULATION OF REGISTRATION FEE

                                                         PROPOSED MAXIMUM   PROPOSED MAXIMUM      AMOUNT OF
       TITLE OF EACH CLASS OF           AMOUNT TO BE      OFFERING PRICE       AGGREGATE        REGISTRATION
     SECURITIES TO BE REGISTERED         REGISTERED          PER UNIT        OFFERING PRICE          FEE
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Deferred Annuity Contracts &                 N/A               (1)                (1)                (2)
Participating Interests Therein


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(1) The maximum aggregate offering price is estimated solely for the purpose of determining the registration fee. The amount being registered and the proposed maximum offering price per unit are not applicable in that these contracts are not issued in predetermined amounts or units.

(2) Pursuant to Rule 457(p) under the Securities Act of 1933, unsold securities previously registered on Form S-3 (File No. 333-128617 filed on September 27, 2005) are being carried forward to this Registration Statement. As of March 31, 2006, the amount of unsold securities was $50,109,619. A registration fee in the amount of $5885 was previously paid in connection with File No. 333-128617.

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                                    PART I

     SUPPLEMENTER
     MODIFIED GUARANTEED ANNUITY CONTRACTS
     ISSUED BY HARTFORD LIFE INSURANCE COMPANY   [THE HARTFORD LOGO]

  This Prospectus describes participating interests in a group deferred annuity contract designed and offered to provide retirement programs for you if you are an eligible individual. Eligible individuals include certain persons who are employees, retirees or the dependents of employees of employers as well as certain persons who are members or dependents of members of trade unions, bona fide associations and other entities who have entered into group deferred annuity contracts with Hartford Life Insurance Company ("Hartford" or the "Company"). Eligible individuals also include members or dependents of members of employee organizations or customers of financial institutions that are participating in group annuity contracts with the Company.

  An individually allocated deferred annuity certificate is offered in certain states and this certificate may be purchased to accept monies that are eligible for rollover to an Individual Retirement Account with a value of $5,000 or more.

  Participation in a Group Contract (the "Contract") will be separately accounted for by the issuance of a Certificate evidencing your interest under the Contract. The Certificate and Individual Annuity Certificate are hereafter referred to as "the Certificate."

  A minimum single purchase payment of at least $5,000 must accompany the application for a Certificate. Hartford reserves the right to limit the maximum single purchase payment amount. No additional payment is permitted on a Certificate although eligible individuals may purchase more than one Certificate. (See "Application and Purchase Payment")

  Purchase payments become part of the general assets of Hartford. During the period before annuity payments start, we credit interest on your account.

  If you decide to become a Contract Owner or a Participant, you should keep this Prospectus for your records.

  This prospectus is filed with the Securities and Exchange Commission ("SEC") The SEC doesn't approve or disapprove these securities or determine if the information in this prospectus is truthful or complete. Anyone who represents that the Securities and Exchange Commission does these things may be guilty of a criminal offense.

  This Prospectus can also be obtained from the Securities and Exchange Commission's website (www.sec.gov).

  This group deferred annuity contract IS NOT:

-   A bank deposit or obligation

-   Federally insured

-   Endorsed by any bank or governmental agency

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Prospectus Dated: May 1, 2006

                            AVAILABLE INFORMATION

  We are required by the Securities Exchange Act of 1934 to file reports and other information with the SEC. You may read or copy these reports at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C., 20549. You may call the SEC at 1-800-SEC-0330 for further information on the public reference room. You may also obtain reports, proxy and information statements and other information about us at the SEC's website at: www.sec.gov.

  We filed a registration statement ("Registration Statement") relating to the Contracts offered by this prospectus with the SEC under the Securities Act of 1933. This prospectus has been filed as a part of the Registration Statement and does not contain all of the information contained in the Registration Statement. For more information about the Contracts and us, you may obtain a copy of the Registration Statement in the manner set forth in the preceding paragraph.

  In addition, the SEC allows Hartford to "incorporate by reference" information that Hartford files with the SEC into this prospectus, which means that incorporated documents are considered part of this prospectus. Hartford can disclose important information to you by referring you to those documents. Information that Hartford files with the SEC will automatically update and supercede the information in this prospectus.

  This prospectus incorporates by reference the following documents:

  (a)Our Annual Report on Form 10-K for the fiscal year ended December 31,
      2005;

  (b)Our Quarterly Report on Form 10-Q for the period ended March 31, 2006;
      and

  (c)Until this offering has been completed, any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934.

  Statements in this prospectus, or in documents that we file later with the SEC and that legally become part of this prospectus, may change or supercede statements in other documents that are legally part of this prospectus. Accordingly, only the statement that is changed or replaced will legally be a part of this prospectus.

  Hartford will provide without charge to each person to whom a copy of this prospectus has been delivered, upon the written or oral request of such person, a copy of the document referred to above which has been incorporated by reference in this prospectus, other than exhibits to such document. Requests for such copies should be directed to Hartford Life Insurance Company, Attn:
IPD/Retirement Plan Service Center, P.O. Box 1583, Hartford, Connecticut 06102-5085, telephone: 1-800-528-9009.

                              TABLE OF CONTENTS

SUMMARY......................................................................................................     4
GLOSSARY OF SPECIAL TERMS....................................................................................     5
DESCRIPTION OF CERTIFICATES..................................................................................     6
   A. Application and Purchase Payment.......................................................................     6
   B. Accumulation Period....................................................................................     6
     1. Initial and Subsequent Guarantee Periods.............................................................     6
     2. Establishment of Guarantee Rates and Current Rates...................................................     6
     3. Surrenders...........................................................................................     7
        (a) General..........................................................................................     7
        (b) Market Value Adjustment..........................................................................     7
        (c) Special Surrenders...............................................................................     7
     4. Premium Taxes........................................................................................     8
     5. Death Benefit........................................................................................     8
     6. Payment upon Partial or Full Surrender...............................................................     8
   C. Annuity Period.........................................................................................     8
     1. Electing the Annuity Commencement Date and Form of Annuity...........................................     8
     2. Change of Annuity Commencement Date or Annuity Option................................................     9
     3. Annuity Options......................................................................................     9
     4. Annuity Payment......................................................................................     9
     5. Death of Annuitant After Annuity Commencement Date...................................................    10
INVESTMENTS BY HARTFORD......................................................................................    10
AMENDMENT OF CERTIFICATES....................................................................................    11
ASSIGNMENT OF CERTIFICATES...................................................................................    11
DISTRIBUTION OF CERTIFICATES.................................................................................
FEDERAL TAX CONSIDERATIONS...................................................................................    13
   A. General................................................................................................    13
   B. Taxation of Hartford and the Separate Account..........................................................    13
   C. Diversification of the Separate Account................................................................    13
   D. Tax Ownership of the Assets in the Separate Account....................................................    14
   E. Non-Natural Persons as Owners..........................................................................    14
   F. Annuity Purchases by Nonresident Aliens and Foreign Corporations.......................................    15
   G. Generation Skipping Transfer Tax.......................................................................    15
   I. Individual Retirement Annuities ("IRAs")...............................................................    16
HARTFORD LIFE INSURANCE COMPANY..............................................................................    22
LEGAL OPINIONS...............................................................................................    23
EXPERTS......................................................................................................    23
APPENDIX A (MARKET VALUE ADJUSTMENT).........................................................................    24

    THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFERING IN ANY JURISDICTION IN WHICH SUCH OFFERING MAY NOT LAWFULLY BE MADE. NO DEALER, SALES PERSON, OR OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATION MUST NOT BE RELIED ON.

    THIS CERTIFICATE IS NOT AVAILABLE IN ALL STATES.

                                    SUMMARY

    Upon application, you select an initial Guarantee Period from among those then offered by Hartford. During this Guarantee Period, your purchase payment earns interest at the applicable Initial Guarantee Rate as established by Hartford. (See, "Initial and Subsequent Guarantee Periods" and "Establishment of Guarantee Rates and Current Rates")

    At the end of each Guarantee Period, a subsequent Guarantee Period of the same duration will begin unless, within the thirty-day period preceding the end of such Guarantee Period, you elect a different duration from among those offered by us at that time. In no event may subsequent Guarantee Periods extend beyond the Annuity Commencement date then in effect.

    The Account Value as of the first day of each subsequent Guarantee Period will earn interest at the Subsequent Guarantee Rate. HARTFORD'S MANAGEMENT WILL MAKE THE FINAL DETERMINATION AS TO GUARANTEE RATES TO BE DECLARED. WE CANNOT PREDICT NOR CAN WE GUARANTEE FUTURE GUARANTEE RATES. (See, "Initial and Subsequent Guarantee Periods," and "Establishment of Guarantee Rates and Current Rates")

    Subject to certain restrictions, total surrenders are permitted. However, such surrenders may be subject to a Market Value Adjustment. A full surrender made prior to the end of a Guarantee Period will be subject to a Market Value Adjustment. A REQUEST FOR SURRENDER AT THE END OF A GUARANTEE PERIOD MUST BE RECEIVED IN WRITING 30 DAYS PRECEDING THE END OF THE GUARANTEE PERIOD. A MARKET VALUE ADJUSTMENT WILL NOT BE APPLIED TO SURRENDERS MADE AT THE END OF A GUARANTEE PERIOD.

    A Market Value Adjustment will be applied to your Account Value to purchase an annuity on the Annuity Commencement Date if the Annuity Commencement Date is not at the end of a Guarantee Period. To elect an Annuity Option you must notify us at least 30 days before the end of that Guarantee Period.

    In addition, at the end of a Certificate Year we will send you any interest that has been credited during the Certificate Year if you so request in writing. No Market Value Adjustment will be imposed on such interest payments. Any such surrender may, however, be subject to tax.

    The Market Value Adjustment reflects the relationship between the Current Rate for the duration remaining in the Guarantee Period at the time you request the surrender and the then applicable Guarantee Rate being applied to your Account Value. Since Current Rates are based in part upon the investment yields available to Hartford (see "Investments by Hartford"), the effect of the Market Value Adjustment will be closely related to the levels of such yields. It is possible, therefore, that, should such yields increase significantly from the time you purchased your Certificate, the amount you would receive upon a full surrender of your Certificate may be less than your original purchase payment. If such yields should decrease significantly, the amount you would receive upon a full surrender may be more than your original purchase payment.

    We may defer payment of a full surrender for a period not exceeding 6 months from the date of our receipt of your written notice of surrender or the period permitted by state insurance law, if less, but such a deferral of payment will be for a period greater than thirty days only under highly unusual circumstances. Interest of at least 4% per annum will be paid on any amounts deferred for more than 30 days if Hartford chooses to exercise this deferral right. (See, "Payment Upon Partial or Full Surrender")

    On the Annuity Commencement Date specified by you, Hartford will make a lump-sum payment or start to pay a series of payments based on the Annuity Options selected by you. (See, "Annuity Period")

    The Certificate provides for a Death Benefit. If the Participant dies before the Annuity Commencement Date and there is no designated Contingent Annuitant surviving, the Death Benefit will be payable to the Beneficiary as determined under the Certificate Control Provisions. The Death Benefit is calculated as of the date we receive written notification of Due Proof of Death at the offices of Hartford.

    If the death occurs on or prior to the Annuity Commencement Date and on or prior to the Annuitant attaining age 65, then the Death Benefit equals the higher of the Account Value or the Net Surrender Value as each is calculated as of the date the Company receives written notification of Due Proof of Death. If the death occurs prior to the Annuity Commencement Date after the Annuitant attains age 65, then the death benefit equals the Net Surrender Value. If the named Beneficiary is the spouse of the Participant and the Annuitant is living, the spouse may elect, in lieu of receiving the Death Benefit, to become the Participant and continue the Certificate. (See, "Death Benefit")

    On any Certificate subject to premium tax, Hartford will pay premium taxes at the time imposed under applicable law. At its sole discretion, Hartford may deduct premium taxes at the time Hartford pays such taxes to the applicable taxing authorities, at the time the Certificate is surrendered or at the time the Certificate annuitizes. (See, "Premium Taxes")

                          GLOSSARY OF SPECIAL TERMS

    In this Prospectus "We," "Us" and "Our" refer to Hartford Life Insurance Company. "You," "Yours" and "Participant" refer to a person/persons who has/have been issued a Certificate under the group deferred annuity contract.

    In addition, as used in this Prospectus, the following terms have the indicated meanings:

ACCOUNT VALUE: As of any date, the Account Value is the sum of the purchase payment and all interest earned to that date.

ANNUAL EFFECTIVE RATE OF INTEREST: At the beginning of a year, the rate of return an investment will earn during that year, where interest is not paid until the end of the year (i.e., no surrenders or interest withdrawals are made during the year). If interest withdrawals are taken more frequently than annually, the total interest for a given year will be less than the Annual Effective Rate of Interest times the Account Value at the beginning of the year.

ANNUITANT: The person upon whose life the Certificate is issued. The Participant must also be the Annuitant.

ANNUITY COMMENCEMENT DATE: The date designated in the Certificate or otherwise by the Participant on which annuity payments are to start.

BENEFICIARY: The person entitled to receive benefits per the terms of the Certificate in case of the death of the Participant.

CERTIFICATE: The Certificate evidencing a participating interest in the group annuity contract as set forth in this Prospectus. Any reference in this Prospectus to Certificate also includes the group annuity contract. Likewise, any reference in this Prospectus to Contract includes the underlying Certificate.

CERTIFICATE DATE: The effective date of participation under the group annuity contract as designated in the Certificate or date of issue of an individual annuity Certificate.

CERTIFICATE YEAR: A continuous 12 month period commencing on the Certificate Date and each anniversary thereof.

COMPOUND INTEREST METHOD: The process of interest being reinvested to earn additional interest on a daily basis.

CONTINGENT ANNUITANT: The spouse of the Participant, if designated by the Participant, who upon the Annuitant's death, prior to the Annuity Commencement Date, becomes the Annuitant and also the Participant.

CONTRACT OWNER: The employer or entity owning the Contract.

CURRENT RATE: The applicable effective annual interest rate contained in a schedule of rates established by us from time to time for various durations.

DEPENDENT: The spouse or child of an Employee or Retiree eligible to participate in this Certificate.

DUE PROOF OF DEATH: A certified copy of the death certificate, an order of a court of competent jurisdiction, a statement from a physician who attended the deceased, or any other proof acceptable to the Company.

GROSS SURRENDER VALUE: As of any date, the Account Value specified by you for a full surrender.

GUARANTEE PERIOD: The period for which either an Initial or Subsequent Guarantee Rate is credited.

HOME OFFICE: Located at 200 Hopmeadow Street, Simsbury, CT 06089. The mailing address for correspondence concerning this Contract is P.O. Box 1583, Hartford, CT 06144-1583, except for overnight or express mail packages, which should be sent to: Attention: IPD/Retirement Plan Service Center, 200 Hopmeadow Street, Simsbury, CT 06089.

INITIAL GUARANTEE RATE: The effective annual rate of interest credited and compounded annually during the initial Guarantee Period.

IN WRITING: A written form satisfactory to us and received at our Home Office.

MARKET VALUE ADJUSTMENT: The amount payable as a partial or full surrender made prior to the end of any Guarantee Period may be adjusted up or down by the application of this formula.

NET SURRENDER VALUE: The amount payable to you on a full surrender under the Certificate after the application of any Market Value Adjustment.

PARTICIPANT: A term used to describe, for record-keeping purposes, any employee or other eligible person electing to participate in the Contract.

SUBSEQUENT GUARANTEE RATE: The effective annual rate of interest established by us for the applicable subsequent Guarantee Period.

                          DESCRIPTION OF CERTIFICATES

A. APPLICATION AND PURCHASE PAYMENT

    To apply for a Certificate, you need only complete an enrollment form and make your purchase payment. This Certificate is purchased by completing an enrollment form and submitting it to Hartford along with your purchase payment for its approval.

    The Certificates are issued after the receipt of a properly completed application and the payment of a single purchase payment. You may not contribute additional purchase payments to a Certificate in the future. You may, however, purchase additional Certificates, if you are an eligible individual, at then prevailing Guarantee Rates and terms.

    The minimum purchase payment in relation to a Certificate is $5,000. Hartford retains the right to limit the amount of the maximum purchase payment.

    Your purchase payment becomes part of our general assets and is credited to an account we establish for you. You start earning interest on your account the day the purchase payment is applied.

    In the event that your application or an order to purchase is not properly completed, we will attempt to contact you in writing or by telephone. We will return the purchase payment three weeks after its receipt by us if the application or an order to purchase has not, by that time, been properly completed.

B. ACCUMULATION PERIOD

1. INITIAL AND SUBSEQUENT GUARANTEE PERIODS

    Upon enrollment, you will select the duration of your Initial Guarantee Period from among those durations offered by us. The duration you select and amount of your purchase payment will determine your Initial Guarantee Rate, and your purchase payment (less applicable premium taxes, if any) will earn interest at this Initial Guarantee Rate which is an Annual Effective Rate of Interest. Interest is credited daily to Your account using the Compound Interest Method. With compound interest, the total investment of principal and interest earned to date is invested at all times. You continue to earn interest on interest already earned. However, when withdrawals are made during the year, interest on the amount of the withdrawals is lost for the remainder of the year.

    Unless you elect to make a full surrender or elect an annuity option (see, "Surrenders"), a subsequent Guarantee Period will automatically commence at the end of a Guarantee Period. Each subsequent Guarantee Period will be the same duration as the previous Guarantee Period unless you elect in writing on any day within the thirty day period preceding the end of the previous Guarantee Period, a Guarantee Period of a different duration from among those offered by us at that time.

    In no event may subsequent Guarantee Periods extend beyond the Annuity Commencement Date then in effect. For example, if you are age 62 upon the expiration of a Guarantee Period and you have chosen age 65 as an Annuity Commencement Date, we will provide a three year Guarantee Period to equal the number of years remaining before your Annuity Commencement Date. Your Account Value will then earn interest at a Guarantee Rate, which we have declared for that duration. The Guarantee Rate for the Guarantee Period automatically applied in these circumstances may be higher or lower than the Guarantee Rate for longer durations.

    The Account Value at the beginning of any subsequent Guarantee Period will be equal to the Account Value at the end of the Guarantee Period just ending. This Account Value will earn interest at the Subsequent Guarantee Rate.

    Within thirty days preceding the end of a Guarantee Period, we will notify you of the expiration of the current Guarantee Period.

2. ESTABLISHMENT OF GUARANTEE RATES AND CURRENT RATES

    The Initial Guarantee Rate for the Guarantee Period you choose will be determined on the date your Purchase Payment and enrollment form are received in good order at the Home Office. Current Rates will be established periodically along with the Guarantee Rates, which will be applicable to subsequent Guarantee Periods. After the end of each Certificate Year, we will send you a confirmation which will show (a) your Account Value as of the end of the preceding Certificate Year, (b) your Account Value at the end of the current Certificate Year, and (c) the rate of interest being credited to your Certificate.

    Hartford has no specific formula for determining the rate of interest that it will declare as Current Rates or Guarantee Rates in the future. The determination of Current Rates and Guarantee Rates will be reflective of interest rates available on the types of debt instruments in which Hartford intends to invest the proceeds attributable to the Certificates. (See, "Investments by Hartford") In addition, Hartford's management may also consider various other factors in determining Current Rates and Guarantee Rates for a given period, including, regulatory and tax requirements; sales commissions and administrative expenses borne by Hartford; general economic trends; and competitive factors. HARTFORD'S MANAGEMENT WILL MAKE THE FINAL DETERMINATION AS TO CURRENT AND GUARANTEE RATES TO BE DECLARED. WE CANNOT PREDICT NOR CAN WE GUARANTEE FUTURE CURRENT RATES OR GUARANTEE RATES.

3. SURRENDERS

    (a) GENERAL

        Full surrenders may be made under a Certificate at any time and will terminate the Certificate.

        In the case of all surrenders, the Account Value will be reduced by the Gross Surrender Value on the Surrender Date and the Net Surrender Value will be payable to you. The Net Surrender Value equals:

        (A - B) x C, where:

        A = the Gross Surrender Value,

        B = any unpaid premium tax,

        C = the Market Value Adjustment.

        Hartford will, upon request, inform you of the amount payable upon a full surrender.

        Any full or special surrender may be subject to tax. (See, "Tax Considerations")

    (b) MARKET VALUE ADJUSTMENT

        The amount payable on a partial or full surrender made preceding the end of any Guarantee Period may be adjusted up or down by the application of the Market Value Adjustment. Where applicable, the Market Value Adjustment is applied to Gross Surrender Value.

        In the case of a full surrender, the Market Value Adjustment will reflect the relationship between the Current Rate for the duration remaining in the Guarantee Period at the time you request the surrender, and the Guarantee Rate then applicable to your Certificate. Generally, if your Guarantee Rate is lower than the applicable Current Rate, then the application of the Market Value Adjustment will result in a lower payment upon surrender. Similarly, if your Guarantee Rate is higher than the applicable Current Rate, the application of the Market Value Adjustment will result in a higher payment upon surrender.

        For example, assume you purchase a Certificate and select an initial Guarantee Period of ten years and our Guarantee Rate for that duration is 7% per annum. Assume at the end of seven years you make a total surrender. If the three year Current Rate is then 5%, the amount payable upon surrender will increase after the application of the Market Value Adjustment. On the other hand, if such Current Rate is higher than your Guarantee Rate, for example, 8%, the application of the Market Value Adjustment will cause a decrease in the amount payable to you upon this surrender.

        Since Current Rates are based in part upon the investment yields available to Hartford (see, "Investments By Hartford"), the effect of the Market Value Adjustment will be closely related to the levels of such yields. It is theoretically possible, therefore, that, should such yields increase significantly from the time you purchased your Certificate, the amount you would receive upon a full surrender of your Certificate could be less than your original purchase payment.

        The formula for calculating the Market Value Adjustment is set forth in Appendix A to this Prospectus, which also contains an additional illustration of the application of the Market Value Adjustment.

    (c) SPECIAL SURRENDERS

        A Market Value Adjustment will not be applied to a full surrender made at the end of a Guarantee Period. A request for a surrender at the end of a Guarantee Period must be received, in writing, during the 30 day period preceding or within five business days after the end of said Guarantee Period.

    A Market Value Adjustment will be applied to your account value to purchase an annuity on the Annuity Commencement Date if the Annuity Commencement Date is not at the end of a Guarantee Period. To elect an Annuity Option you must notify us at least 30 days before the end of that Guarantee Period.

    In addition, we will send you any interest that has been credited during the prior Certificate Year if you so request in writing within 30 days prior to the end of the Certificate Year. No Market Value Adjustment will be imposed on such interest payments. Any such surrender may, however, be subject to tax.

4. PREMIUM TAXES

    A deduction is also made for premium taxes, if applicable, imposed by a state or other governmental entity. Certain states impose a premium tax, currently ranging up to 3.5%. Some states assess the tax at the time purchase payments are made; others assess the tax at the time of annuitization. Hartford will pay premium taxes at the time imposed under applicable law. At its sole discretion, Hartford may deduct premium taxes at the time Hartford pays such taxes to the applicable taxing authorities, upon surrender, or when annuity payments commence.

5. DEATH BENEFIT

    If the Annuitant dies before the Annuity Commencement Date and there is no designated Contingent Annuitant surviving, the Death Benefit will be payable to the Beneficiary as determined under the Certificate Control Provisions. The Death Benefit is calculated as of the date we receive written notification of Due Proof of Death at the offices of Hartford.

    If the death occurs prior to the Annuity Commencement Date and on or prior to the Annuitant attaining age 65, then the death benefit equals the higher of the Account Value or the Net Surrender Value as each is calculated as of the date the Company receives written notification of Due Proof of Death. If the death occurs prior to the Annuity Commencement Date after the Annuitant attains age 65, then the death benefit equals the Net Surrender Value.

    The Death Benefit may be taken in one sum, to be paid within six months after the date we receive Due Proof of Death, or under any of the Annuity Options available under the Contract, provided, however, that: (a) in the event of the death of any Participant prior to the Annuity Commencement Date, any Annuity Option selected must provide that any amount payable as a Death Benefit will be distributed within 5 years of the date of death; and (b) if any Participant or Annuitant dies on or after the Annuity Commencement Date, any remaining interest in the Contract will be paid at least as rapidly as under the method of distribution in effect at the time of death, or, if the benefit is payable over a period not extending beyond the life expectancy of the Beneficiary or over the life of the Beneficiary, such distribution must commence within one year of the date of death. Notwithstanding the foregoing, in the event of the Participant's death where the sole Beneficiary is the spouse of the Participant and the Annuitant or Contingent Annuitant is living, such spouse may elect, in lieu of receiving the Death Benefit, to be treated as the Participant.

    If the Certificate is owned by a corporation or other non-individual, the Death Benefit payable upon the death of the Annuitant preceding the Annuity Commencement Date will be payable only as one sum or under the same Annuity Options and in the same manner as if an individual Certificate owner died on the date of the Annuitant's death.

6. PAYMENT UPON PARTIAL OR FULL SURRENDER

    We may defer payment of a full surrender for a period not exceeding 6 months from date of our receipt of your notice of surrender or the period permitted by state insurance law, if less. Only under highly unusual circumstances will we defer a surrender payment more than thirty days, and if we defer payment for more than 30 days, we will pay interest of at least 4% per annum on the amount deferred. While all circumstances under which we could defer payment upon surrender may not be foreseeable at this time, such circumstances could include, for example, a time of an unusually high surrender rate among Participants, accompanied by a radical shift in interest rates. If we intend to withhold payment for more than thirty days, we will notify you in writing. We will not, however, defer payment for more than thirty days for any surrender that is to be effective at the end of any Guarantee Period. Full or partial surrenders may be made under a Certificate at any time. However, a Market Value Adjustment will apply. For additional information regarding the application of the Market Value Adjustment, please refer to section B.3. of the Description of Certificates portion of this prospectus.

C. ANNUITY PERIOD

1. ELECTING THE ANNUITY COMMENCEMENT DATE AND FORM OF ANNUITY

    Upon application for a Certificate, you select an Annuity Commencement Date. Within 30 days preceding your Annuity Commencement Date you may elect to have all or a portion of your Net Surrender Value paid in a lump sum on your Annuity Commencement Date. Alternatively, or with respect to any portion of your Net Surrender Value not paid in a lump sum, you may elect, at least 30 days preceding the Annuity Commencement Date, to have your Account Value with a Market Value Adjustment, if applicable, (less applicable premium taxes, if any) applied on the Annuity Commencement Date under any of the Annuity Options described below. In the absence of such election, Account Value with a Market Value Adjustment, if applicable, will be applied on the Annuity Commencement Date under the Second Option to provide a life annuity with 120 monthly payments certain.

2. CHANGE OF ANNUITY COMMENCEMENT DATE OR ANNUITY OPTION

    You may change the Annuity Commencement Date and/or the Annuity Option from time to time, but any such change must be made in writing and received by us at least 30 days preceding the scheduled Annuity Commencement Date. Also, the proposed Annuity Commencement Date may not be beyond the later of the Annuitant's 90th birthday or the end of the Initial Guarantee Period provided such Initial Guarantee Period is 10 years or less.

3. ANNUITY OPTIONS

    Any one of the following Annuity Options may be elected:

    FIRST OPTION -- LIFE ANNUITY

    An annuity payable monthly during the lifetime of the Annuitant, and terminating with the last monthly payment due preceding the death of the Annuitant. It would be possible under this Option for an Annuitant to receive only one Annuity payment if he died prior to the due date of the second Annuity payment, two payments if he died before the due date of the third Annuity payment and so on.

    SECOND OPTION -- LIFE ANNUITY WITH 120, 180, OR 240 MONTHLY PAYMENTS
      CERTAIN

    An annuity providing monthly income to the Annuitant for a fixed period of 120 months, 180 months, or 240 months (as selected), and for as long thereafter as the Annuitant shall live.

    THIRD OPTION -- CASH REFUND LIFE ANNUITY

    An annuity payable monthly during the lifetime of the Annuitant provided that, at the death of the Annuitant, the Beneficiary will receive an additional payment equal to the excess, if any, of (a) over (b) where (a) is the Account Value applied on the Annuity Commencement Date under this Option and (b) is the dollar amount of annuity payments already paid.

    FOURTH OPTION -- JOINT AND LAST SURVIVOR LIFE ANNUITY

    An annuity payable monthly during the joint lifetime of the Annuitant and a designated second person, and thereafter during the remaining lifetime of the survivor, ceasing with the last payment preceding the death of the survivor. It would be possible under this Option for the Annuitant, and designated second person in the event of the common or simultaneous death of the parties, to receive only one payment in the event of death prior to the due date for the second payment and so on.

    FIFTH OPTION -- PAYMENTS FOR A DESIGNATED PERIOD

    An amount payable monthly for the number of years selected which may be from 5 to 30 years.

    The Tables in the Certificate provide for guaranteed dollar amounts of monthly payments for each $1,000 applied under the five Annuity Options. Under the First, Second, or Third Options, the amount of each payment will depend upon the age of the Annuitant at the time the first payment is due. Under the Fourth Option, the amount of each payment will depend upon the age of both payees at the time the first payment is due.

    The Tables for the First, Second, Third and Fourth Options are based on the 1983a Individual Annuity Mortality Table with ages set back one year and a net investment rate of 4% per annum. The table for the Fifth Option is based on a net investment rate of 4% per annum. We may, from time to time, at our discretion if mortality and interest rates justify, apply other tables, which will result in higher monthly payments for each $1,000 applied under one or more of the five Annuity Options.

4. ANNUITY PAYMENT

    The first payment under any Annuity Option will be made on the Annuity Commencement Date. Subsequent payments will be made on the same day of each month in accordance with the manner of payment selected.

    The option elected must result in a payment of an amount at least equal to the minimum payment amount according to Company rules then in effect. If at any time payments are less than the minimum payment amount, the Company has the right to change the frequency to an interval resulting in a payment at least equal to the minimum. If any amount due is less than the minimum per year, the Company may make other arrangements that are equitable to the Annuitant.

    Once annuity payments have commenced, no surrender of the annuity benefit (including benefits under the Fifth Option) can be made for the purpose of receiving a lump sum settlement in lieu thereof.

5. DEATH OF ANNUITANT AFTER ANNUITY COMMENCEMENT DATE

    In the event of the death of the Annuitant after the Annuity Commencement Date, the present values on the date of death of the current dollar amount of any remaining guaranteed payments will be paid in one sum to the Beneficiary designated by you unless other provisions shall have been made and approved by us. Calculations of such present value will be based on the interest rate that is used by us to determine the amount of each certain payment.

                            INVESTMENTS BY HARTFORD

    Assets of Hartford must be invested in accordance with the requirements established by applicable state laws regarding the nature and quality of investments that may be made by life insurance companies and the percentage of their assets that may be committed to any particular type of investment. In general, these laws permit investments, within specified limits and subject to certain qualifications, in federal, state, and municipal obligations, corporate bonds, preferred and common stocks, real estate mortgages, real estate and certain other investments.

    Contract reserves will be accounted for in a non-unitized separate account. Contract Owners have no priority claims on assets accounted for in this separate account. All assets of Hartford, including those accounted for in this separate account, are available to meet the guarantees under the Contracts and are available to meet the general obligations of Hartford.

    Nonetheless, in establishing Guarantee Rates and Current Rates, Hartford intends to take into account the yields available on the instruments in which it intends to invest the proceeds from the Certificates. (See, "Establishment of Guarantee Rates and Current Rates"). Hartford's investment strategy with respect to the proceeds attributable to the Certificates will generally be to invest in investment-grade debt instruments having durations tending to match the applicable Guarantee Periods.

    Investment-grade debt instruments in which Hartford intends to invest the proceeds from the Certificates include:

    - Securities issued by the United States Government or its agencies or instrumentalities, which issues may or may not be guaranteed by the United States Government.

    - Debt securities which have an investment grade, at the time of purchase, within the four highest grades assigned by Moody's Investors Services, Inc. (Aaa, Aa, A or Baa), Standard & Poor's Corporation (AAA, AA, A or
      BBB) or any other nationally recognized rating service.

    - Other debt instruments, including but not limited to, issues of or guaranteed by banks or bank holding companies and corporations, which obligations, although not rated by Moody's or Standard & Poor's are deemed by Hartford's management to have an investment quality comparable to securities which may be purchased as stated above.

    While the foregoing generally describes our investment strategy with respect to the proceeds attributable to the Certificates, we are not obligated to invest the proceeds attributable to the Certificate according to any particular strategy, except as may be required by Connecticut and other state insurance laws.

                          AMENDMENT OF CERTIFICATES

    We reserve the right to amend the Certificates to meet the requirements of applicable federal or state laws or regulations. We will notify you in writing of any such amendments.

                          ASSIGNMENT OF CERTIFICATES

    Your rights as evidenced by a Certificate may be assigned as permitted by applicable law. An assignment will not be binding upon us until we receive notice from you in writing. We assume no responsibility for the validity or effect of any assignment. You should consult your tax adviser regarding the tax consequences of an assignment.

    HOW CONTRACTS ARE SOLD -- Hartford Securities Distribution Company, Inc. ("HSD") serves as principal underwriter for the Contracts which are offered on a continuous basis. HSD is registered with the Securities and Exchange Commission under the 1934 Act as a broker-dealer and is a member of the NASD. The principal business address of HSD is the same as ours.

    Contracts will be sold by individuals who have been appointed by us as insurance agents and who are registered representatives of broker-dealers that have entered into selling agreements with HSD. We generally bear the expenses of providing services pursuant to Contracts, including the payment of expenses relating to the distribution of prospectuses for sales purposes as well as any advertising or sales literature (provided, however, we may offset some or all of these expenses by, among other things, administrative service fees received from Fund complexes).

    Commissions -- We pay compensation to broker-dealers, financial institutions and other affiliated broker-dealers ("Financial Intermediaries") for the sale of the Contracts according to selling agreements with Financial Intermediaries. Affiliated broker-dealers also employ wholesalers in the sales process. Wholesalers typically receive commissions based on the type of Contract or optional benefits sold. Commissions are based on a specified amount of Premium Payments or Contract Value. Your Registered Representative may be compensated on a fee for services and/or commission basis.

    For individual and group Contracts, we pay an up-front commission of up to 7% of your Contract Value at the time of sale to the Financial Intermediary that your Registered Representative is associated with. Your Registered Representative's Financial Intermediary may also receive on-going or trail commissions of generally not more than 1% of your Contract Value. Commissions range from 1% for Access Contracts to 7% for Core Contracts. Registered Representatives may have multiple options on how they wish to allocate their commissions and/or compensation. Compensation paid to your Registered Representative may also vary depending on the particular arrangements between your Registered Representative and their Financial Intermediary. We are not involved in determining your Registered Representative's compensation. You are encouraged to ask your Registered Representative about the basis upon which he or she will be personally compensated for the advice or recommendations provided in connection with this transaction.

    Additional Payments -- In addition to commissions and any Rule 12b-1 fees, we or our affiliates pay significant additional compensation ("Additional Payments") to some Financial Intermediaries (who may or may not be affiliates), in connection with the promotion, sale and distribution of our variable annuities. Additional Payments are generally based on average net assets (or on aged assets) of the Contracts attributable to a particular Financial Intermediary; on sales of the Contracts attributable to a particular Financial Intermediary and/or on reimbursement of sales expenses. Additional Payments may take the form of, among other things: (1) sponsorship of due diligence meetings to educate Financial Intermediaries about our variable products; (2) payments for providing training and information relating to our variable products; (3) expense allowances and reimbursements; (3) override payments and bonuses; (4) personnel education or training; (5) marketing support fees (or allowances) for providing assistance in promoting the sale of our variable products; and/or (6) shareholder services, including sub-accounting and the preparation of account statements and other communications.

    We are among several insurance companies that pay Additional Payments to certain Financial Intermediaries to receive "preferred" or recommended status. These privileges include our ability to gain additional or special access to sales staff, provide and/or attend training and other conferences; placement of our products on customer lists ("shelf-space arrangements"); and otherwise improve sales by featuring our products over others. We also may pay Additional Payments to certain key Financial Intermediaries based on assets under management.

    Consistent with NASD Conduct Rules, we provide cash and non-cash compensation in the form of: (1) occasional meals and entertainment; (2) occasional tickets to sporting events; (3) nominal gifts (not to exceed $100 annually); (4) sponsorship of sales contests and/or promotions in which participants receive prizes such as travel awards, merchandise and recognition;
(5) sponsorship of training and educational events; and/or (6) due diligence meetings. In addition to NASD rules governing limitations on these payments, we also follow our guidelines and those of Financial Intermediaries which may be more restrictive than NASD rules.

    Additional Payments create a potential conflict of interest in the form of an additional financial incentive to the Registered Representative and/or Financial Intermediary to recommend the purchase of this Contract over another variable annuity or another investment option. For the fiscal year ended December 31, 2005, Additional Payments did not in the aggregate exceed approximately $48 million (excluding incidental corporate-sponsorship related perquisites).

    For individual and group Contracts, as of December 31, 2005, we have entered into arrangements to make Additional Payments to the following Financial Intermediaries: A.G. Edwards & Sons, Inc., ABN AMRO Bank, N.V., Advest, Inc., Aegis Capital Advisors, LLC, AIG Advisors Group, Inc., AIG SunAmerica, American International Group, Inc., AMSouth Investment Services, Inc., Asset Management Securities, Associated Investment Services, Inc., B. C. Ziegler & Co., Banc of America Investment Services, Inc., Banc One Securities Corp., Bancnorth Investment Group, Inc., Bancwest Investment Services, Inc., BB&T Investment Services, Inc., BNY Investment Center of The Bank of New York Company, Inc., BOSC, Inc., BlueVase Securities, LLC., Cadaret Grant & Co., Inc., Cambridge Investment Research, Inc., Capital Analyst Inc., Capital Securities of America, Inc., Centaurus Financial, Inc., Citigroup, Inc. (various divisions and affiliates), Colonial Brokerage House (LifeMark Partners), Coordinated Capital Securities, Inc., Commerce Brokerage Services, Inc., Comerica Securities, Commonwealth Financial Network, Compass Brokerage, Inc., Crowell, Weedon & Co., Crown Capital Securities, L.P., Cuso Financial Services, L.P., Dortch Securities & Investments, Inc., Duerr Financial Corporation, Edward D. Jones & Co., L.P., Empire Securities, Inc., ePLANNING, Inc., Ferris, Baker Watts, Incorporated, FFP Securities, Inc., Fifth Third Securities, Inc., FIMCO Securities Group (Mequon, WI), Financial Network Services (or Investment) Corp., Fintegra Financial Services, LLC., First Allied Securities, Inc., First Citizens Investor Services, First Heartland Capital, Inc., First Montauk Securities Corp., First National Bank of Omaha, First Tennessee Brokerage, Inc., First Wall Street Corporation, Frost Brokerage Services, Inc., FSC Securities Corporation, Girard Securities, Inc., Great American Advisors, Inc., H.D. Vest Investment Services (subsidiary of Wells Fargo & Company), Harbour Investments, Inc., H & R Block Financial Advisors, Inc., Harvest Capital LLC, Heim & Young Securities, Hibernia Investments, L.L.C., Hong Kong and Shanghai Banking Corporation Limited (HSBC), The Huntington Investment Company, IFMG Securities, Inc. at Rockland Trust, Independent Financial Group, LLC, Infinex Financial Group, ING Advisors Network, Intersecurities, INC., Invest Financial Corp., Investacorp, Inc., Investment Professionals, Inc., Investors Capital Corporation, Investment Centers of America, Inc., Investment Professionals, Inc., Investors Capital Corp., James T. Borello & Co, Janney Montgomery Scott LLC, Jefferson Pilot Securities Corporation, J.J.B. Hilliard, W.L. Lyons, Inc., KMS Financial Services, Inc., Legg Mason Wood Walker, Incorporated, Leigh Baldwin & Co., LLC, Lincoln Financial Advisors Corp. (marketing name for Lincoln National Corp.), Linsco/Private Ledger Corp., Local Securities Corporation, M&T Securities, Inc., McDonald Investments Inc., Merrill Lynch Pierce Fenner & Smith, Morgan Keegan & Company, Inc, Morgan Stanley & Co., Inc. (various divisions and affiliates), Mutual Service Corporation, Natcity Investments, Inc., National Planning Corp., Newbridge Securities Corp., NEXT Financial Group, Inc., NFP Securities, Inc., North Ridge Securities Corp., ONB Investment Services, Inc., Oppenheimer & Co., Inc., Park Avenue Securities LLC, Parker/Hunter Incorporated, Partners Investment Network, Inc., Pension Planners Securities, Inc., People's Securities, Inc., PFIC Securities Corp., Piper Jaffray & Co., Prime Capital Services, Inc., Primevest Financial Services, Inc., Proequities, Inc., Prospera Financial Services, Inc., QA3 Financial Corp, Raymond James Financial Services, RBC Dain Rauscher Inc., Retirement Plan Advisors, Inc., Robert W. Baird & Co., Inc., Rogan & Assoc., Inc., Royal Alliance Assoc., Inc., Ryan Beck & Co., Scott & Stringfellow, Inc., Securian Financial Services, Inc., Securities America, Inc., Securities Service Network, Inc., Sigma Financial Corporation, SII Investments, Inc., Southtrust Securities, Inc., Stifel Nicolaus & Company, Incorporated, Sun Trust Bank, SunTrust Investment Services, Inc. -- Alexander Key Division, SWBC Investment Services, LLC, Synovus Securities, Inc., TFS Securities, Inc., The Investment Center, Inc., Thurston, Springer, Miller, Herd & Titak, Inc.,Triad Advisors, Inc., UBOC Investment Services, Inc. (Union Bank of California, N.A.), UBS Financial Services, Inc., UMB Scout Brokerage Services, Inc., U.S. Bancorp Investments, Inc., Unionbanc Investment Services, LLC, Uvest Financial Services Group Inc., Valmark Securities, Inc., Wachovia Securities, LLC. (various divisions), Wall Street Financial Group, Inc., Walnut Street Securities, Inc., Webster Investment Services, Inc., Wells Fargo Brokerage Services, L.L.C., Wescom Financial Services, Wilbanks Securities, Inc., WM Financial Services, Inc., Woodbury Financial Services, Inc. (an affiliate of ours), WRP Investments, Inc., XCU Capital Corporation, Inc.

    Inclusion on this list does not imply that these sums necessarily constitute "special cash compensation" as defined by NASD Conduct Rule 2830(l)(4). We will endeavor to update this listing annually and interim arrangements may not be reflected. We assume no duty to notify any investor whether their Registered Representative is or should be included in any such listing. You are encouraged to review the prospectus for each Fund for any other compensation arrangements pertaining to the distribution of Fund shares.

                          FEDERAL TAX CONSIDERATIONS

    WHAT ARE SOME OF THE FEDERAL TAX CONSEQUENCES WHICH AFFECT THESE CONTRACTS?

A. GENERAL

    Since the federal tax law is complex, the tax consequences of purchasing this contract will vary depending on your situation. You may need tax or legal advice to help you determine whether purchasing this contract is right for you.

    Our general discussion of the tax treatment of this contract is based on our understanding of federal income tax laws as they are currently interpreted. A detailed description of all federal income tax consequences regarding the purchase of this contract cannot be made in the prospectus. We also do not discuss state, municipal or other tax laws that may apply to this contract. For detailed information, you should consult with a qualified tax adviser familiar with your situation.

B. TAXATION OF HARTFORD AND THE SEPARATE ACCOUNT

    The Separate Account is taxed as part of Hartford which is taxed as a life insurance company under Subchapter L of Chapter 1 of the Code. Accordingly, the Separate Account will not be taxed as a "regulated investment company" under Subchapter M of Chapter 1 of the Code. Investment income and any realized capital gains on assets of the Separate Account are reinvested and taken into account in determining the value of the Accumulation and Annuity Units. (See "How do I know what my Participant Account is worth?"). As a result, such investment income and realized capital gains are automatically applied to increase reserves under the Contract.

    Currently, no taxes are due on interest, dividends and short-term or long-term capital gain earned by the Separate Account with respect to the Contracts. Hartford is entitled to certain tax benefits related to the investment of company assets, including assets of the Separate Account. These tax benefits, which may include the foreign tax credit and the corporate dividends received deduction, are not passed back to you since Hartford is the owner of the assets from which the tax benefits are derived.

C. DIVERSIFICATION OF THE SEPARATE ACCOUNT

    The Code requires that investments supporting your Contract be adequately diversified. Code Section 817(h) provides that a variable annuity contract will not be treated as an annuity contract for any period during which the investments made by the separate account or underlying fund are not adequately diversified. If a contract is not treated as an annuity contract, the contract owner will be subject to income tax on annual increases in cash value.

    The Treasury Department's diversification regulations under Code Section 817(h) require, among other things, that:

    - no more than 55% of the value of the total assets of the segregated asset account underlying a variable contract is represented by any one investment,

    - no more than 70% is represented by any two investments,

    - no more than 80% is represented by any three investments and

    - no more than 90% is represented by any four investments.

    In determining whether the diversification standards are met, all securities of the same issuer, all interests in the same real property project, and all interests in the same commodity are each treated as a single investment. In the case of government securities, each government agency or instrumentality is treated as a separate issuer.

    A separate account must be in compliance with the diversification standards on the last day of each calendar quarter or within 30 days after the quarter ends. If an insurance company inadvertently fails to meet the diversification requirements, the company may still comply within a reasonable period and avoid the taxation of contract income on an ongoing basis. However, either the insurer or the contract owner must agree to pay the tax due for the period during which the diversification requirements were not met.

D. TAX OWNERSHIP OF THE ASSETS IN THE SEPARATE ACCOUNT

    In order for a variable annuity contract to qualify for tax income deferral, assets in the separate account supporting the contract must be considered to be owned by the insurance company, and not by the contract owner, for tax purposes. The IRS has stated in published rulings that a variable contract owner will be considered the "owner" of separate account assets for income tax purposes if the contract owner possesses sufficient incidents of ownership in those assets, such as the ability to exercise investment control over the assets. In circumstances where the variable contract owner is treated as the "tax owner" of certain separate account assets, income and gain from such assets would be includable in the variable contract owner's gross income. The Treasury Department indicated in 1986 that, in regulations or revenue rulings under Code Section 817(d) (relating to the definition of a variable contract), it would provide guidance on the extent to which contract owners may direct their investments to particular sub-accounts without being treated as tax owners of the underlying shares. Although no such regulations have been issued to date, the IRS has issued a number of rulings that indicate that this issue remains subject to a facts and circumstances test for both variable annuity and variable life insurance contracts.

    For instance, the IRS in Rev. Rul. 2003-92 reiterated its position in prior rulings that, where shares in a fund offered in an insurer's separate account are not available exclusively through the purchase of a variable insurance contract (e.g., where such shares can be purchased directly by the general public or others without going through such a variable contract), such "public availability" means that such shares should be treated as owned directly by the contract owner (and not by the insurer) for tax purposes, as if such contract owner had chosen instead to purchase such shares directly (without going through the variable contract). None of the shares or other interests in the fund choices offered in our Separate Account for your Contract are available for purchase except through an insurer's variable contracts or by other permitted entities.

    The IRS in Rev. Rul. 2003-91 also indicated that an insurer could provide as many as 20 fund choices for its variable contract owners (each with a general investment strategy, e.g., a small company stock fund or a special industry fund) under certain circumstances, without causing such a contract owner to be treated as the tax owner of any of the underlying fund assets. The ruling does not specify the number of fund options, if any, that might prevent a variable contract owner from receiving favorable tax treatment. As a result, we believe that any owner of a Contract also should receive the same favorable tax treatment. However, there is necessarily some uncertainty here as long as the IRS continues to use a facts and circumstances test for investor control and other tax ownership issues. Therefore, we reserve the right to modify the Contract as necessary to prevent you from being treated as the tax owner of any underlying assets.

E. NON-NATURAL PERSONS AS OWNERS

    Pursuant to Code Section 72(u), an annuity contract held by a taxpayer other than a natural person generally is not treated as an annuity contract under the Code. Instead, such a non-natural Contract Owner generally could be required to include in gross income currently for each taxable year the excess of (a) the sum of the Contract Value as of the close of the taxable year and all previous distributions under the Contract over (b) the sum of net premiums paid for the taxable year and any prior taxable year and the amount includable in gross income for any prior taxable year with respect to the Contract under
Section 72(u). However, Section 72(u) does not apply to:

    - A contract the nominal owner of which is a non-natural person but the beneficial owner of which is a natural person (e.g., where the non-natural owner holds the contract as an agent for the natural person),

    - A contract acquired by the estate of a decedent by reason of such decedent's death,

    - Certain contracts acquired with respect to tax-qualified retirement arrangements,

    - Certain contracts held in structured settlement arrangements that may qualify under Code Section 130, or

    - A single premium immediate annuity contract under Code Section 72(u)(4), which provides for substantially equal periodic payments and an annuity starting date that is no later than 1 year from the date of the contract's purchase.

    A non-natural Contract Owner that is a tax-exempt entity for federal tax purposes (e.g., a tax-qualified retirement trust or a Charitable Remainder Trust) generally would not be subject to federal income tax as a result of such current gross income under Code Section 72(u). However, such a tax-exempt entity, or any annuity contract that it holds, may need to satisfy certain tax requirements in order to maintain its qualification for such favorable tax treatment. See, e.g., IRS Tech. Adv. Memo. 9825001 for certain Charitable Remainder Trusts.

    Pursuant to Code Section 72(s), if the Contract Owner is a non-natural person, the primary annuitant is treated as the "holder" in applying the required distribution rules described below. These rules require that certain distributions be made upon the death of a "holder." In addition, for a non-natural owner, a change in the primary annuitant is treated as the death of the "holder." However, the provisions of Code Section 72(s) do not apply to certain contracts held in tax-qualified retirement arrangements or structured settlement arrangements.

F. ANNUITY PURCHASES BY NONRESIDENT ALIENS AND FOREIGN CORPORATIONS

    The discussion above provides general information regarding U.S. federal income tax consequences to annuity purchasers that are U.S. citizens or residents. Purchasers that are not U.S. citizens or residents will generally be subject to U.S. federal income tax and withholding on taxable annuity distributions at a 30% rate, unless a lower treaty rate applies and any required tax forms are submitted to Hartford. If withholding applies, we are required to withhold tax at the 30% rate, or a lower treaty rate if applicable, and remit it to the IRS. In addition, purchasers may be subject to state premium tax, other state and/or municipal taxes, and taxes that may be imposed by the purchaser's country of citizenship or residence. Prospective purchasers are advised to consult with a qualified tax adviser regarding U.S., state, and foreign taxation with respect to an annuity purchase.

G. GENERATION SKIPPING TRANSFER TAX

    Under certain circumstances, the Code may impose a "generation skipping transfer tax" when all or part of an annuity contract is transferred to, or a death benefit is paid to, an individual two or more generations younger than the owner. Regulations issued under the Code may require Hartford to deduct the tax from your Contract, or from any applicable payment, and pay it directly to the IRS.

    INFORMATION REGARDING TAX-QUALIFIED RETIREMENT PLANS

    This summary does not attempt to provide more than general information about the federal income tax rules associated with use of a Contract by a tax-qualified retirement plan. State income tax rules applicable to tax-qualified retirement plans often differ from federal income tax rules, and this summary does not describe any of these differences. Because of the complexity of the tax rules, owners, participants and beneficiaries are encouraged to consult their own tax advisors as to specific tax consequences.

    The Contracts are available to a variety of tax-qualified retirement plans and arrangements (a "Qualified Plan" or "Plan"). Tax restrictions and consequences for Contracts, accounts under each type of Qualified Plan differ from each other and from those for Non-Qualified Contracts. In addition, individual Qualified Plans may have terms and conditions that impose additional rules. Therefore, no attempt is made herein to provide more than general information about the use of the Contract with the various types of Qualified Plans. Participants under such Qualified Plans, as well as Contract Owners, annuitants and beneficiaries, are cautioned that the rights of any person to any benefits under such Qualified Plans may be subject to terms and conditions of the Plans themselves or limited by applicable law, regardless of the terms and conditions of the Contract issued in connection therewith. Qualified Plans generally provide for the tax deferral of income regardless of whether the Qualified Plan invests in an annuity or other investment. You should consider whether the Contract is a suitable investment if you are investing through a Qualified Plan.

    THE FOLLOWING IS ONLY A GENERAL DISCUSSION ABOUT TYPES OF QUALIFIED PLANS FOR WHICH THE CONTRACTS MAY BE AVAILABLE. WE ARE NOT THE PLAN ADMINISTRATOR FOR ANY QUALIFIED PLAN. THE PLAN ADMINISTRATOR OR CUSTODIAN, WHICHEVER IS APPLICABLE, (BUT NOT US) IS RESPONSIBLE FOR ALL PLAN ADMINISTRATIVE DUTIES INCLUDING, BUT NOT LIMITED TO, NOTIFICATION OF DISTRIBUTION OPTIONS, DISBURSEMENT OF PLAN BENEFITS, HANDLING ANY PROCESSING AND ADMINISTRATION OF QUALIFIED PLAN LOANS, COMPLIANCE REGULATORY REQUIREMENTS AND FEDERAL AND STATE TAX REPORTING OF INCOME/DISTRIBUTIONS FROM THE PLAN TO PLAN PARTICIPANTS AND, IF APPLICABLE, BENEFICIARIES OF PLAN PARTICIPANTS AND IRA CONTRIBUTIONS FROM PLAN PARTICIPANTS. OUR ADMINISTRATIVE DUTIES ARE LIMITED TO ADMINISTRATION OF THE CONTRACT AND ANY DISBURSEMENTS OF ANY CONTRACT BENEFITS TO THE OWNER, ANNUITANT OR BENEFICIARY OF THE CONTRACT, AS APPLICABLE. OUR TAX REPORTING RESPONSIBILITY IS LIMITED TO FEDERAL AND STATE TAX REPORTING OF INCOME/DISTRIBUTIONS TO THE APPLICABLE PAYEE AND IRA CONTRIBUTIONS FROM THE OWNER OF A CONTRACT, AS RECORDED ON OUR BOOKS AND RECORDS. IF YOU ARE PURCHASING A QUALIFIED CONTRACT, YOU SHOULD CONSULT WITH YOUR PLAN ADMINISTRATOR AND/OR A QUALIFIED TAX ADVISER. YOU ALSO SHOULD CONSULT WITH A QUALIFIED TAX ADVISER AND/OR PLAN ADMINISTRATOR BEFORE YOU WITHDRAW ANY PORTION OF YOUR CONTRACT VALUE.

    The tax rules applicable to Qualified Contracts and Qualified Plans, including restrictions on contributions and distributions, taxation of distributions and tax penalties, vary according to the type of Qualified Plan, as well as the terms and conditions of the Plan itself. Various tax penalties may apply to contributions in excess of specified limits, plan distributions (including loans) that do not comply with specified limits, and certain other transactions relating to such Plans. Accordingly, this summary provides only general information about the tax rules associated with use of a Qualified Contract in such a Qualified Plan. In addition, some Qualified Plans are subject to distribution and other requirements that are not incorporated into our administrative procedures. Owners, participants, and beneficiaries are responsible for determining that contributions, distributions and other transactions comply with applicable tax (and non-tax) law. Because of the complexity of these rules, Owners, participants and beneficiaries are advised to consult with a qualified tax adviser as to specific tax consequences.

    We do not currently offer the Contracts in connection with all of the types of Qualified Plans discussed below, and may not offer the Contracts for all types of Qualified Plans in the future.

1. INDIVIDUAL RETIREMENT ANNUITIES ("IRAs").

    In addition to "traditional" IRAs governed by Code Sections 408(a) and (b) ("Traditional IRAs"), there are Roth IRAs governed by Code Section 408A, SEP IRAs governed by Code Section 408(k), and SIMPLE IRAs governed by Code Section 408(p). Also, Qualified Plans under Code Section 401, 403(b) or 457(b) that include after-tax employee contributions may be treated as deemed IRAs subject to the same rules and limitations as Traditional IRAs. Contributions to each of these types of IRAs are subject to differing limitations. The following is a very general description of each type of IRA for which a Contract is available.

    (a)  TRADITIONAL IRAs

        Traditional IRAs are subject to limits on the amounts that may be contributed each year (which contribution limits are scheduled to increase over the next several years), the persons who may be eligible, and the time when minimum distributions must begin. Depending upon the circumstances of the individual, contributions to a Traditional IRA may be made on a deductible or non-deductible basis. Failure to make required minimum distributions ("RMDs") when the Owner reaches age 70 1/2 or dies, as described below, may result in imposition of a 50% penalty tax on any excess of the RMD amount over the amount actually distributed. In addition, any amount received before the Owner reaches age 59 1/2 or dies is subject to a 10% penalty tax on premature distributions, unless a special exception applies, as described below. Under Code Section 408(e), an IRA may not be used for borrowing (or as security for any loan) or in certain prohibited transactions, and such a transaction could lead to the complete tax disqualification of an IRA.

        You (or your surviving spouse if you die) may rollover funds tax-free from certain existing Qualified Plans (such as proceeds from existing insurance contracts, annuity contracts or securities) into your Traditional IRA under certain circumstances, as indicated below. However, mandatory tax withholding of 20% may apply to any eligible rollover distribution from certain types of Qualified Plan if the distribution is not transferred directly to your Traditional IRA.

        IRAs generally may not invest in life insurance contracts. However, an annuity contract that is used as an IRA may provide a death benefit that equals the greater of the premiums paid or the contract's cash value. The Contract offers an enhanced death benefit that may exceed the greater of the Contract Value or total premium payments. The tax rules are unclear as to what extent an IRA can provide a death benefit that exceeds the greater of the IRA's cash value or the sum of the premiums paid and other contributions into the IRA. Please note that the IRA rider for the Contract has provisions that are designed to maintain the Contract's tax qualification as an IRA, and therefore could limit certain benefits under the Contract (including endorsement, rider or option benefits) to maintain the Contract's tax qualification.

    (b)  SEP IRAs

        Code Section 408(k) provides for a Traditional IRA in the form of an employer-sponsored defined contribution plan known as a Simplified Employee Pension ("SEP") or a SEP IRA. A SEP IRA can have employer, employee and salary reduction contributions, as well as higher overall contribution limits than a Traditional IRA, but a SEP is also subject to special tax-qualification requirements (e.g., on participation, nondiscrimination and withdrawals) and sanctions. Otherwise, a SEP IRA is generally subject to the same tax rules as for a Traditional IRA, which are described above. Please note that the IRA rider for the Contract has provisions that are designed to maintain the Contract's tax qualification as an IRA, and therefore could limit certain benefits under the Contract (including endorsement, rider or option benefits) to maintain the Contract's tax qualification.

    (c)  SIMPLE IRAs

        The Savings Incentive Match Plan for Employees of Small Employers ("SIMPLE Plan") is a form of an employer-sponsored Qualified Plan that provides IRA benefits for the participating employees ("SIMPLE IRAs"). Depending upon the SIMPLE Plan, employers may make plan contributions into a SIMPLE IRA established by each eligible participant. Like a Traditional IRA, a SIMPLE IRA is subject to the 50% penalty tax for failure to make a full RMD, and to the 10% penalty tax on premature distributions, as described below. In addition, the 10% penalty tax is increased to 25% for amounts received during the 2-year period beginning on the date you first participated in a qualified salary reduction arrangement pursuant to a SIMPLE Plan maintained by your employer under Code Section 408(p)(2). Contributions to a SIMPLE IRA may be either salary deferral contributions or employer contributions, and these are subject to different tax limits from those for a Traditional IRA. Please note that the SIMPLE IRA rider for the Contract has provisions that are designed to maintain the Contract's tax qualification as an SIMPLE IRA, and therefore could limit certain benefits under the Contract (including endorsement, rider or option benefits) to maintain the Contract's tax qualification.

        A SIMPLE Plan may designate a single financial institution (a Designated Financial Institution) as the initial trustee, custodian or issuer (in the case of an annuity contract) of the SIMPLE IRA set up for each eligible participant. However, any such Plan also must allow each eligible participant to have the balance in his SIMPLE IRA held by the Designated Financial Institution transferred without cost or penalty to a SIMPLE IRA maintained by a different financial institution. Absent a Designated Financial Institution, each eligible participant must select the financial institution to hold his SIMPLE IRA, and notify his employer of this selection.

        If we do not serve as the Designated Financial Institution for your employer's SIMPLE Plan, for you to use one of our Contracts as a SIMPLE IRA, you need to provide your employer with appropriate notification of such a selection under the SIMPLE Plan. If you choose, you may arrange for a qualifying transfer of any amounts currently held in another SIMPLE IRA for your benefit to your SIMPLE IRA with us.

    (d)  ROTH IRAs

        Code Section 408A permits eligible individuals to establish a Roth IRA. Contributions to a Roth IRA are not deductible, but withdrawals of amounts contributed and the earnings thereon that meet certain requirements are not subject to federal income tax. In general, Roth IRAs are subject to limitations on the amounts that may be contributed by the persons who may be eligible to contribute, certain Traditional IRA restrictions, and certain RMD rules on the death of the Contract Owner. Unlike a Traditional IRA, Roth IRAs are not subject to RMD rules during the Contract Owner's lifetime. Generally, however, upon the Owner's death the amount remaining in a Roth IRA must be distributed by the end of the fifth year after such death or distributed over the life expectancy of a designated beneficiary. The Owner of a Traditional IRA may convert a Traditional IRA into a Roth IRA under certain circumstances. The conversion of a Traditional IRA to a Roth IRA will subject the fair market value of the converted Traditional IRA to federal income tax. In addition to the amount held in the converted Traditional IRA, the fair market value may include the value of additional benefits provided by the annuity contract on the date of conversion, based on reasonable actuarial assumptions. Tax-free rollovers from a Roth IRA can be made only to another Roth IRA and under limited circumstances, as indicated below. Anyone considering the purchase of a Qualified Contract as a Roth IRA or a "conversion" Roth IRA should consult with a qualified tax adviser. Please note that the Roth IRA rider for the Contract has provisions that are designed to maintain the Contract's tax qualification as a Roth IRA, and therefore could limit certain benefits under the Contract (including endorsement, rider or option benefits) to maintain the Contract's tax qualification.

2. QUALIFIED PENSION OR PROFIT-SHARING PLAN OR SECTION 401(K) PLAN

    Provisions of the Code permit eligible employers to establish a tax-qualified pension or profit sharing plan (described in Section 401(a), and Section 401(k) if applicable, and exempt from taxation under Section 501(a)). Such a Plan is subject to limitations on the amounts that may be contributed, the persons who may be eligible to participate, the amounts of "incidental" death benefits, and the time when RMDs must commence. In addition, a Plan's provision of incidental benefits may result in currently taxable income to the participant for some or all of such benefits. Amounts may be rolled over tax-free from a Qualified Plan to another Qualified Plan under certain circumstances, as described below. Anyone considering the use of a Qualified Contract in connection with such a Qualified Plan should seek competent tax and other legal advice.

    In particular, please note that these tax rules provide for limits on death benefits provided by a Qualified Plan (to keep such death benefits "incidental" to qualified retirement benefits), and a Qualified Plan (or a Qualified Contract) often contains provisions that effectively limit such death benefits to preserve the tax qualification of the Qualified Plan (or Qualified Contract). In addition, various tax-qualification rules for Qualified Plans specifically limit increases in benefit once RMDs begin, and Qualified Contracts are subject to such limits. As a result, the amounts of certain benefits that can be provided by any option under a Qualified Contract may be limited by the provisions of the Qualified Contract or governing Qualified Plan that are designed to preserve its tax qualification.

3. TAX SHELTERED ANNUITY UNDER SECTION 403(b) ("TSA")

    Code Section 403(b) permits public school employees and employees of certain types of charitable, educational and scientific organizations described in Code Section 501(c)(3) to purchase a "tax-sheltered annuity" contract ("TSA") and, subject to certain limitations, exclude employer contributions to a TSA from such an employee's gross income. Generally, such contributions may not exceed the lesser of an annual dollar limit (e.g., $44,000 in 2006) or 100% of the employee's "includable compensation" for his most recent full year of service, subject to other adjustments. Special provisions may allow certain employees to elect a different overall limitation.

    A TSA is subject to a prohibition against distributions from the TSA attributable to contributions made pursuant to a salary reduction agreement, unless such distribution is made:

     a.  after the employee reaches age 59 1/2;

     b.  upon the employee's separation from service;

     c.  upon the employee's death or disability; or

     d. in the case of hardship (and in the case of hardship, any income attributable to such contributions may not be distributed).

    Please note that the TSA rider for the Contract has provisions that are designed to maintain the Contract's tax qualification as a TSA, and therefore could limit certain benefits under the Contract (including endorsement, rider or option benefits) to maintain the Contract's tax qualification. In particular, please note that tax rules provide for limits on death benefits provided by a Qualified Plan (to keep such death benefits "incidental" to qualified retirement benefits), and a Qualified Plan (or a Qualified Contract) often contains provisions that effectively limit such death benefits to preserve the tax qualification of the Qualified Plan (or Qualified Contract). In addition, various tax-qualification rules for Qualified Plans specifically limit increases in benefits once RMDs begin, and Qualified Contracts are subject to such limits. As a result, the amounts of certain benefits that can be provided by any option under a Qualified Contract may be limited by the provisions of the Qualified Contract or governing Qualified Plan that are designed to preserve its tax qualification.

    Amounts may be rolled over tax-free from a TSA to another TSA or Qualified Plan (or from a Qualified Plan to a TSA) under certain circumstances, as described below.

4. DEFERRED COMPENSATION PLANS UNDER SECTION 457 ("SECTION 457 PLANS")

    Certain governmental employers, or tax-exempt employers other than a governmental entity, can establish a Deferred Compensation Plan under Code
Section 457. For these purposes, a "governmental employer" is a State, a political subdivision of a State, or an agency or an instrumentality of a State or political subdivision of a State. A Deferred Compensation Plan that meets the requirements of Code Section 457(b) is called an "Eligible Deferred Compensation Plan" or "Section 457(b) Plan." Code Section 457(b) limits the amount of contributions that can be made to an Eligible Deferred Compensation Plan on behalf of a participant. In addition, under Code Section 457(d) a
Section 457(b) Plan may not make amounts available for distribution to participants or beneficiaries before (1) the calendar year in which the participant attains age 70 1/2, (2) the participant has a severance from employment (including death), or (3) the participant is faced with an unforeseeable emergency (as determined in accordance with regulations).

    All of the assets and income of an Eligible Deferred Compensation Plan for a governmental employer must be held in trust for the exclusive benefit of participants and their beneficiaries. This trust requirement does not apply to amounts under an Eligible Deferred Compensation Plan of a tax-exempt (non-governmental) employer. In addition, this trust requirement does not apply to amounts held under a Deferred Compensation Plan of a governmental employer that is not a Section 457(b) Plan. However, where the trust requirement does not apply, amounts held under a Section 457 Plan must remain subject to the claims of the employer's general creditors.

5. TAXATION OF AMOUNTS RECEIVED FROM QUALIFIED PLANS

    Except under certain circumstances in the case of Roth IRAs, amounts received from Qualified Contracts or Plans generally are taxed as ordinary income under Code Section 72, to the extent that they are not treated as a tax-free recovery of after-tax contributions or other "investment in the contract." For annuity payments and other amounts received after the Annuity Commencement Date from a Qualified Contract or Plan, the tax rules for determining what portion of each amount received represents a tax-free recovery of "investment in the contract" are generally the same as for Non-Qualified Contracts, as described above.

    For non-periodic amounts from certain Qualified Contracts or Plans, Code
Section 72(e)(8) provides special rules that generally treat a portion of each amount received as a tax-free recovery of the "investment in the contract," based on the ratio of the "investment in the contract" over the Contract Value at the time of distribution. However, in determining such a ratio, certain aggregation rules may apply and may vary, depending on the type of Qualified Contract or Plan. For instances, all Traditional IRAs owned by the same individual are generally aggregated for these purposes, but such an aggregation does not include any IRA inherited by such individual or any Roth IRA owned by such individual.

    In addition, penalty taxes, mandatory tax withholding or rollover rules may apply to amounts received from a Qualified Contract or Plan, as indicated below. Accordingly, you are advised to consult with a qualified tax adviser before taking or receiving any amount (including a loan) from a Qualified Contract or Plan.

6. PENALTY TAXES FOR QUALIFIED PLANS

    Unlike Non-Qualified Contracts, Qualified Contracts are subject to federal penalty taxes not just on premature distributions, but also on excess contributions and failures to make required minimum distributions ("RMDs"). Penalty taxes on excess contributions can vary by type of Qualified Plan and which person made the excess contribution (e.g., employer or an employee). The penalty taxes on premature distributions and failures to make timely RMDs are more uniform, and are described in more detail below.

    (A)  PENALTY TAXES ON PREMATURE DISTRIBUTIONS

        Code Section 72(t) imposes a penalty income tax equal to 10% of the taxable portion of a distribution from certain types of Qualified Plans that is made before the employee reaches age 59 1/2. However, this 10% penalty tax does not apply to a distribution that is either:

    - made to a beneficiary (or to the employee's estate) on or after the employee's death;

    - attributable to the employee's becoming disabled under Code Section 72(m)(7);

    - part of a series of substantially equal periodic payments (not less frequently than annually -- "SEPPs") made for the life (or life expectancy) of the employee or the joint lives (or joint life expectancies) of such employee and a designated beneficiary ("SEPP Exception"), and for certain Qualified Plans (other than IRAs) such a series must begin after the employee separates from service;

    - (except for IRAs) made to an employee after separation from service after reaching age 55; or

    - not greater than the amount allowable as a deduction to the employee for eligible medical expenses during the taxable year.

        In addition, the 10% penalty tax does not apply to a distribution from an IRA that is either:

    - made after separation from employment to an unemployed IRA owner for health insurance premiums, if certain conditions are met;

    - not in excess of the amount of certain qualifying higher education expenses, as defined by Code Section 72(t)(7); or

    - a qualified first-time home buyer and meets the requirements of Code
      Section 72(t)(8).

        If the taxpayer avoids this 10% penalty tax by qualifying for the SEPP Exception and later such series of payments is modified (other than by death or disability), the 10% penalty tax will be applied retroactively to all the prior periodic payments (i.e., penalty tax plus interest thereon), unless such modification is made after both (a) the employee has reached age 59 1/2 and (b) 5 years have elapsed since the first of these periodic payments.

        For any premature distribution from a SIMPLE IRA during the first 2 years that an individual participates in a salary reduction arrangement maintained by that individual's employer under a SIMPLE Plan, the 10% penalty tax rate is increased to 25%.

    (B)  RMDS AND 50% PENALTY TAX

        If the amount distributed from a Qualified Contract or Plan is less than the amount of the required minimum distribution ("RMD") for the year, the participant is subject to a 50% penalty tax on the amount that has not been timely distributed.

        An individual's interest in a Qualified Plan generally must be distributed, or begin to be distributed, not later than the Required Beginning Date. Generally, the Required Beginning Date is April 1 of the calendar year following the later of --

    - the calendar year in which the individual attains age 70 1/2, or

    - (except in the case of an IRA or a 5% owner, as defined in the Code) the calendar year in which a participant retires from service with the employer sponsoring a Qualified Plan that allows such a later Required Beginning Date.

        The entire interest of the individual must be distributed beginning no later than the Required Beginning Date over --

    - the life of the individual or the lives of the individual and a designated beneficiary (as specified in the Code), or

    - a period not extending beyond the life expectancy of the individual or the joint life expectancy of the individual and a designated beneficiary.

        If an individual dies before reaching the Required Beginning Date, the individual's entire interest generally must be distributed within 5 years after the individual's death. However, this RMD rule will be deemed satisfied if distributions begin before the close of the calendar year following the individual's death to a designated beneficiary and distribution is over the life of such designated beneficiary (or over a period not extending beyond the life expectancy of such beneficiary). If such beneficiary is the individual's surviving spouse, distributions may be delayed until the deceased individual would have attained age 70 1/2.

        If an individual dies after RMDs have begun for such individual, any remainder of the individual's interest generally must be distributed at least as rapidly as under the method of distribution in effect at the time of the individual's death.

        The RMD rules that apply while the Contract Owner is alive do not apply with respect to Roth IRAs. The RMD rules applicable after the death of the Owner apply to all Qualified Plans, including Roth IRAs. In addition, if the Owner of a Traditional or Roth IRA dies and the Owner's surviving spouse is the sole designated beneficiary, this surviving spouse may elect to treat the Traditional or Roth IRA as his or her own.

        The RMD amount for each year is determined generally by dividing the account balance by the applicable life expectancy. This account balance is generally based upon the account value as of the close of business on the last day of the previous calendar year. RMD incidental benefit rules also may require a larger annual RMD amount. RMDs also can be made in the form of annuity payments that satisfy the rules set forth in Regulations under the Code relating to RMDs.

        In addition, in computing any RMD amount based on a contract's account value, such account value must include the actuarial value of certain additional benefits provided by the contract. As a result, electing an optional benefit under a Qualified Contract may require the RMD amount for such Qualified Contract to be increased each year, and expose such additional RMD amount to the 50% penalty tax for RMDs if such additional RMD amount is not timely distributed.

7. TAX WITHHOLDING FOR QUALIFIED PLANS

    Distributions from a Qualified Contract or Qualified Plan generally are subject to federal income tax withholding requirements. These federal income tax withholding requirements, including any "elections out" and the rate at which withholding applies, generally are the same as for periodic and non-periodic distributions from a Non-Qualified Contract, as described above, except where the distribution is an "eligible rollover distribution" (described below in "ROLLOVER DISTRIBUTIONS"). In the latter case, tax withholding is mandatory at a rate of 20% of the taxable portion of the "eligible rollover distribution," to the extent it is not directly rolled over to an IRA or other Eligible Retirement Plan

(described below in "ROLLOVER DISTRIBUTIONS"). Payees cannot elect out of this mandatory 20% withholding in the case of such an "eligible rollover distribution."

    Also, special withholding rules apply with respect to distributions from non-governmental Section 457(b) Plans, and to distributions made to individuals who are neither citizens nor resident aliens of the United States.

    Regardless of any "election out" (or any actual amount of tax actually withheld) on an amount received from a Qualified Contract or Plan, the payee is generally liable for any failure to pay the full amount of tax due on the includable portion of such amount received. A payee also may be required to pay penalties under estimated income tax rules, if the withholding and estimated tax payments are insufficient to satisfy the payee's total tax liability.

8. ROLLOVER DISTRIBUTIONS

    The current tax rules and limits for tax-free rollovers and transfers between Qualified Plans vary according to (1) the type of transferor Plan and transferee Plan, (2) whether the amount involved is transferred directly between Plan fiduciaries (a "direct transfer" or a "direct rollover") or is distributed first to a participant or beneficiary who then transfers that amount back into another eligible Plan within 60 days (a "60-day rollover"), and (3) whether the distribution is made to a participant, spouse or other beneficiary. Accordingly, we advise you to consult with a qualified tax adviser before receiving any amount from a Qualified Contract or Plan or attempting some form of rollover or transfer with a Qualified Contract or Plan.

    For instance, generally any amount can be transferred directly from one type of Qualified Plan (e.g., a TSA) to the same type of Plan for the benefit of the same individual, without limit (or federal income tax), if the transferee Plan is subject to the same kinds of restrictions as the transferor Plan (e.g., a TSA that is subject to the same kinds of salary reduction restrictions). Such a "direct transfer" between the same kind of Plan is generally not treated as any form of "distribution" out of such a Plan for federal income tax purposes.

    By contrast, an amount distributed from one type of Plan (e.g., a TSA) into a different type of Plan (e.g., a Traditional IRA) generally is treated as a "distribution" out of the first Plan for federal income tax purposes, and therefore to avoid being subject to such tax, such a distribution must qualify either as a "direct rollover" (made directly to another Plan fiduciary) or as a "60-day rollover." The tax restrictions and other rules for a "direct rollover" and a "60-day rollover" are similar in many ways, but if any "eligible rollover distribution" made from certain types of Qualified Plan is not transferred directly to another Plan fiduciary by a "direct rollover," then it is subject to mandatory 20% withholding, even if it is later contributed to that same Plan in a "60-day rollover" by the recipient.

    Under Code Sections 402(f)(2)(A) and 3405(c)(3) an "eligible rollover distribution" (which is both eligible for rollover treatment and subject to 20% mandatory withholding absent a "direct rollover") is generally any distribution to an employee of any portion (or all) of the balance to the employee's credit in any of the following types of "Eligible Retirement Plans": (1) a Qualified Plan under Code Section 401(a) ("Qualified 401(a) Plan"), (2) a qualified annuity plan under Code Section 403(a) ("Qualified Annuity Plan"), (3) a TSA under Code Section 403(b), or (4) a governmental Section 457(b) Plan. However, an "eligible rollover distribution" does not include any distribution that is either --

    - an RMD amount;

    - one of a series of substantially equal periodic payments (not less frequently than annually) made either (i) for the life (or life expectancy) of the employee or the joint lives (or joint life expectancies) of the employee and a designated beneficiary, or (ii) for a specified period of 10 years or more; or

    - any distribution made upon hardship of the employee.

    Before making an "eligible rollover distribution," a Plan administrator generally is required under Code Section 402(f) to provide the recipient with advance written notice of the "direct rollover" and "60-day rollover" rules and the distribution's exposure to the 20% mandatory withholding if it is not made by "direct rollover." Generally, under Code Sections 402(c), 403(b)(8) and 457(e)(16), a "direct rollover" or a "60-day rollover" of an "eligible rollover distribution" can be made to a Traditional IRA or to another Eligible Retirement Plan that agrees to accept such a rollover. However, the maximum amount of an "eligible rollover distribution" that can qualify for a tax-free "60-day rollover" is limited to the amount that otherwise would be includable in gross income. By contrast, a "direct rollover" of an "eligible rollover distribution" can include after-tax contributions as well, if the direct rollover is made either to a Traditional IRA or to another form of Eligible Retirement Plan that agrees to account separately for such a rollover, including accounting for such after-tax amounts separately from the otherwise taxable portion of this rollover. Separate accounting also is required for all amounts (taxable or not) that are rolled into a governmental Section 457(b) Plan from either a Qualified Section 401(a) Plan, Qualified Annuity Plan, TSA or IRA. These amounts, when later distributed from the governmental Section 457(b) Plan, are subject to any premature distribution penalty tax applicable to distributions from such a "predecessor" Qualified Plan.

    Rollover rules for distributions from IRAs under Code Sections 408(d)(3) and 408A(d)(3) also vary according to the type of transferor IRA and type of transferee IRA or other Plan. For instance, generally no tax-free "direct rollover" or "60-day rollover" can be made between a "NonRoth IRA" (Traditional, SEP or SIMPLE IRA) and a Roth IRA, and a transfer from NonRoth IRA to a Roth IRA, or a "conversion" of a NonRoth IRA to a Roth IRA, is subject to special rules. In addition, generally no tax-free "direct rollover" or "60-day rollover" can be made between an "inherited IRA" (NonRoth or Roth) for a beneficiary and an IRA set up by that same individual as the original owner. Generally, any amount other than an RMD distributed from a Traditional or SEP IRA is eligible for a "direct rollover" or a "60-day rollover" to another Traditional IRA for the same individual. Similarly, any amount other than an RMD distributed from a Roth IRA is generally eligible for a "direct rollover" or a "60-day rollover" to another Roth IRA for the same individual. However, in either case such a tax-free 60-day rollover is limited to 1 per year (365-day period); whereas no 1year limit applies to any such "direct rollover." Similar rules apply to a "direct rollover" or a "60-day rollover" of a distribution from a SIMPLE IRA to another SIMPLE IRA or a Traditional IRA, except that any distribution of employer contributions from a SIMPLE IRA during the initial 2-year period in which the individual participates in the employer's SIMPLE Plan is generally disqualified (and subject to the 25% penalty tax on premature distributions) if it is not rolled into another SIMPLE IRA for that individual. Amounts other than RMDs distributed from a Traditional or SEP IRA (or SIMPLE IRA after the initial 2-year period) also are eligible for a "direct rollover" or a "60-day rollover" to an Eligible Retirement Plan (e.g., a TSA) that accepts such a rollover, but any such rollover is limited to the amount of the distribution that otherwise would be includable in gross income (i.e., after-tax contributions are not eligible).

    Special rules also apply to transfers or rollovers for the benefit of a spouse (or ex-spouse), Plan distributions of property, and obtaining a waiver of the 60-day limit for a tax-free rollover from the IRS.

9. QUALIFIED HURRICANE RELIEF

    The Katrina Emergency Tax Relief Act of 2005 ("KETRA"), signed by the President on September 23, 2005, contains several provisions regarding distributions from qualified plans for participants who were affected by Hurricane Katrina. Generally, KETRA allows eligible persons to take distributions from their retirement plans without being subject to the 10% penalty on early distributions and permits the income portion of such distribution to be included in taxable income ratably over a three-year period. KETRA also allows such distributed amounts to be recontributed to the retirement plan within three years and such re-contribution will be treated as a rollover contribution, thus avoiding taxation of the distributed amounts. The total amount of qualified KETRA distributions that an eligible person may receive from all qualified plans is limited to $100,000. KETRA also provides relief for certain qualified plan withdrawals made in connection with home purchases which were cancelled because of Hurricane Katrina and modifies the qualified plan loan rules for certain loans taken by eligible persons. These qualified plan provisions of KETRA were extended to certain victims of Hurricanes Rita and Wilma through the enactment of the Gulf Opportunity Zone Act signed by the President on December 21, 2005. The IRS is preparing further guidance regarding these relief provisions for the victims of the Hurricanes and is drafting Form 8915 for use by eligible persons for reporting qualified plan distributions and determining the amount to be included in taxable income. You should check the IRS's web site to determine if your residence was in an area of hurricane impact which entitles you to the relief being sought. KETRA and the Gulf Opportunity Zone Act contain tax relief provisions in addition to the qualified plan provisions described above and the IRS has designated areas in the hurricane impacted states for different types of tax relief.

                        HARTFORD LIFE INSURANCE COMPANY

    Hartford Life Insurance Company is the issuer of the Contract. Hartford Life Insurance Company is a life insurance company organized under the laws of Connecticut. Our Home Office is located at 200 Hopmeadow Street, Simsbury, CT 06089.

    Hartford Life Insurance Company and its subsidiaries ("Hartford Life Insurance Company" or the "Company"), is a direct subsidiary of Hartford Life and Accident Insurance Company ("HLA"), a wholly owned subsidiary of Hartford Life, Inc. ("Hartford Life"). Hartford Life is an indirect subsidiary of The Hartford Financial Services Group, Inc. ("The Hartford"). The Company, together with HLA, provides (i) retail and institutional investment products, including variable annuities, fixed market value adjusted ("MVA") annuities, private placement life insurance, which includes life insurance products purchased by a company on the lives of its employees, and retirement plan services for the savings and retirement needs of over 5.0 million customers, (ii) life insurance for wealth protection, accumulation and transfer needs for approximately 738,000 customers, (iii) group benefits products such as group life and group disability insurance for the benefit of millions of individuals and (iv) fixed annuity products through its international operations. The Company is one of the largest sellers of individual variable annuities, variable universal life insurance and group disability insurance in the United States. The Company's strong position in each of its core businesses provides an opportunity to increase the sale of the Company's products and services as individuals increasingly save and plan for retirement, protect themselves and their families against the financial uncertainties associated with disability or death and engage in estate planning.

    Hartford Life Insurance Company is licensed to operate in the District of Columbia and all jurisdictions. We intend to offer the Contract in any jurisdictions in which we are licensed.

                                LEGAL OPINIONS

    The validity of the interests in the Contracts described in this Prospectus will be passed upon for Hartford by Christopher M. Grinnell, Senior Counsel and Assistant Vice President of Hartford.

                                    EXPERTS

    The consolidated financial statements and related financial statement schedules incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 2005 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report dated February 22, 2006 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's change in its method of accounting and reporting for certain nontraditional long-duration contracts and for separate accounts in 2004) which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

    With respect to the unaudited interim financial information for the periods ended March 31, 2006 and 2005 which is incorporated herein by reference, Deloitte & Touche LLP, an independent registered public accounting firm, have applied limited procedures in accordance with the standards of the Public Company Accounting Oversight Board (United States) for a review of such information. However, as stated in their reports included in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2006 and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited interim financial information because those reports are not "reports" or a "part" of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

                                  APPENDIX A
                           MARKET VALUE ADJUSTMENT

    The formula which will be used to determine the Market Value Adjustment is:

        [(1 + I)/(1 + J)](N/12)
I  =    The Guarantee Rate in effect for the Current Guarantee Period (expressed as a decimal, e.g., 1% = .01)
J  =    The Current Rate plus 0.25% (expressed as a decimal, e.g., 1% = .01) ineffect for durations equal to the number of years remaining in the current Guarantee Period (years are rounded to the next highest number of years). If not available, the Company will utilize a rate equal to the most recent Moody's
        Corporate Bond Yield Average -- Monthly Average Corporate for the applicable duration plus 0.25% as
        Published by Moody's Investors Service, Inc.
N  =    The number of complete months from the surrender date to the end of the current Guarantee Period.

>   Example of Market Value Adjustment

Beginning Account Value:                              $50,000
Guarantee Period:                                     5 Years
Guarantee Rate:                                       7.5% per annum
Full Surrender:                                       Middle of Certificate Year 3

>   Example 1:

Gross Surrender Value at middle of Certificate Year 3        =    50,000 (1.075) TO THE POWER OF (2.5)
                                                                  =59,908.86
Net Surrender Value at middle of Certificate Year 3          =    [59,908.86] x Market Value Adjustment
Market Value Adjustment
I   =   .075
J   =   .08
N   =   30
Market Value Adjustment                                      =    [(1 + I)/(1 +J)] TO THE POWER OF (N/12)
                                                             =    (1.075/1.08) TO THE POWER OF (30/12)
                                                             =    0.988466
Net Surrender Value at middle of Certificate Year 3          =    $59,908.86 x0.988466
                                                             =    $59,217.87

>   Example of Market Value Adjustment

Beginning Account Value:                              $50,000
Guarantee Period:                                     5 Years
Guarantee Rate:                                       7.5% per annum
Full Surrender:                                       Middle of Certificate Year 3

>   Example 2:

Gross Surrender Value at middle of Certificate Year 3        =    50,000 (1.075) TO THE POWER OF (2.5)
                                                                  =59,908.86
Net Surrender Value at middle of Certificate Year 3          =    [59,908.86] x Market Value Adjustment
Market Value Adjustment
I   =   .075
J   =   .07
N   =   30
Market Value Adjustment                                      =    [(1 + I)/(1 + J)] TO THE POWER OF (N/12)
                                                             =    (1.075/1.07) TO THE POWER OF (30/12)
                                                             =    1.011723
Net Surrender Value at middle of Certificate Year 3          =    $59,908.86 x1.011723
                                                             =    $60,611.18

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    Registrant anticipates that it will incur the following approximate expenses in connection with the issuance and distribution of the securities to be registered:

Registration fees
   (previously registered)......................................................   $   5,885
Cost of printing and engraving..................................................   $   2,000
Legal fees......................................................................   $  10,000
Accounting fees.................................................................   $   6,000
Mailing fees....................................................................   $   1,000

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Sections 33-770 to 33-779, inclusive, of the Connecticut General Statutes provide the standards under which a corporation may indemnify an individual for liability, including legal expenses, incurred because such individual is a party to a proceeding because the individual was a director, officer, employee, or agent of the corporation. Specifically, Section 33-771(a)(2) permits a corporation to indemnify a director if the corporation, pursuant to Section 33-636(b)(5), obligated itself under its certificate of incorporation to indemnify a director for liability except for certain liability involving conduct described in Section 33-636(b)(5). Section 33-776 permits a corporation to indemnify an officer, employee, or agent of the corporation to the same extent as a director as may be provided by the corporation's bylaws, certificate of incorporation, or resolution of the board of directors.

    Section 33-771(e) provides that a corporation incorporated prior to January 1, 1995, must, except to the extent that the certificate of incorporation provides otherwise, indemnify a director to the extent that indemnification is permissible under Sections 33-770 to 33-779, inclusive. Section 33-776(d) sets forth a similar provision with respect to officers, employees and agents of a corporation.

   1. Based on the statutes referenced above, the Depositor must indemnify a director if the director:

       A.   conducted himself in good faith;

       B. reasonably believed (a) in the case of conduct in his official capacity, that his conduct was in the best interests of the corporation or (b) in all other cases, that his conduct was at least not opposed to the best interests of the corporation; and

       C. in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful; or

   2. engaged in conduct for which broader indemnification had been made permissible or obligatory under a provision of the Depositor's certificate of incorporation. In addition, the Depositor must indemnify officers, employees and agents for liability if the individual:

       A.   conducted himself in good faith;

       B. reasonably believed (a) in the case of conduct in his official capacity, that his conduct was in the best interests of the corporation or (b) in all other cases, that his conduct was at least not opposed to the best interests of the corporation; and

       C. in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

    Section 33-777 permits a corporation to procure insurance on behalf of an individual who was a director or officer of the corporation. Consistent with the statute, the directors and officers of the Depositor and Hartford Securities Distribution Company, Inc. ("HSD") are covered under a directors and officers liability insurance policy.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

NUMBER                       DESCRIPTION                                   METHOD OF FILING
---------       --------------------------------------  -------------------------------------------------------
1               Underwriting Agreement                  Incorporated by reference to the Registration
                                                        Statement File No. 33-17324, dated May 1, 1996.
4               Group Annuity Contract                  Incorporated by reference to the Registration
                                                        Statement File No. 33-17324, dated May 1, 1995.
5               Opinion re: Legality                    Filed herewith.
15              Letter of Awareness of Deloitte &       Filed herewith.
                Touche LLP
23(a)           Legal Consent                           Filed herewith.
23(b)           Consent of Deloitte & Touche LLP.       Filed herewith.
99(a)           Copy of Power of Attorney               Filed herewith.
99(b)           Copy of Power of Attorney               Filed herewith.

ITEM 17.  UNDERTAKINGS.

   (a)  The undersigned registrant hereby undertakes:

       (1) To file, during any period in which offers or sales are, provided however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement being made, a post-effective amendment to this registration statement:

           i. To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

           ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

           iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, including (but not limited to) any addition or deletion of a managing underwriter;

                Provided however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 of section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

       (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

       (4) That, each prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; PROVIDED, HOWEVER, that no statement made in the registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

       (5) That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that, in a primary offering of securities pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

           (i) any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424 under the Securities Act of 1933;

           (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

           (iii)any portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

           (iv) any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

   (b) The undersigned Registrant hereby undertakes to, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant"s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing this Registration Statement on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Simsbury, and State of Connecticut on this 1st day of May, 2006.

HARTFORD LIFE INSURANCE COMPANY


By:        Thomas M. Marra                               *By:      /s/ Shane Daly
           --------------------------------------------            --------------------------------------------
           Thomas M. Marra,                                        Shane Daly
           President, Chief Executive                              Attorney-In-Fact
           Officer and Chairman of the Board*


Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on this 1st day of May, 2006.

David A. Carlson, Senior Vice President,
     Director*
Michael L. Kalen, Executive Vice President,
     Director*
Glenn D. Lammey,
     Chief Financial Officer*
Thomas M. Marra, President, Chief Executive
     Officer and Chairman of the Board, Director*
Ernest M. McNeill, Jr., Senior Vice President &
     Chief Accounting Officer*
John C. Walters, Executive Vice President,
     Director*                                          *By:       /s/ Shane Daly
                                                                   --------------------------------------------
Lizabeth H. Zlatkus, Executive Vice President,                     Shane Daly
     Director*                                                     Attorney-in-Fact
David M. Znamierowski, Executive Vice
     President & Chief Investment Officer,
     Director*                                          Date:      May 1, 2006

                                EXHIBIT INDEX


   5       Opinion and Consent of Christopher M. Grinnell, Counsel and Assistant Vice President regarding legality of securities to be issued.

  15       Letter of Awareness of Deloitte & Touche LLP.

  23(a)    Legal Consent filed as Exhibit 5.

  23(b)    Consent of Deloitte & Touche LLP.

  99(a)    Copy of Power of Attorney.

  99(b)    Copy of Power of Attorney.